UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2008

ActivIdentity Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50223	45-0485038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6623 Dumbarton Circle, Fremont, California		94555
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 574-0100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2008, Michael Sotnick, age 41, began serving as the Executive Vice President, Worldwide Sales and Field Operations of ActivIdentity Corporation (the “Company”).  Prior to joining the Company, from [month] 2005 until August 2008, Mr. Sotnick served as the Senior Vice President and General Manager of SAP Americas, Inc.; from 2001 to 2005, Mr. Sotnick was the Vice President of Partner Sales of Veritas Software Corporation; prior to that point he served as Vice President e-Business at Veritas Software Corporation from 1999 to 2001; and from 1994 to 1999 Mr. Sotnick served in various sales positions at Seagate Software Corporation, including Managing Director, Europe/Middle East/Africa, Director National Sales, and Eastern Area Sales Manager.

Pursuant to an employment agreement between Mr. Sotnick and the Company that became effective December 7, 2008 (the “Employment Agreement”), as the Executive Vice President, Worldwide Sales and Field Operations, Mr. Sotnick will initially receive an annual base salary of $250,000 (“Base Salary”) and with an annual bonus with a targeted payout equal to 100% of his Base Salary (the “Annual Bonus”).  The Company will establish criteria by which the achievement of company wide objectives for the Annual Bonus are measured.  The Compensation Committee of the Board of Directors of the Company will determine what, if any, portion of the Annual Bonus is payable.  In fiscal 2009, the Annual Bonus awarded, if any, to Mr. Sotnick will be prorated.

Effective December 8, 2008, the Compensation Committee granted Mr. Sotnick an option to purchase 600,000 shares of Company common stock at $1.48 per share, the closing sale price of the Company’s common stock on the NASDAQ Stock Market on December 8, 2008.  Subject to Mr. Sotnick’s continued employment by the Company, the option will vest with respect to one-quarter of the underlying shares on the first anniversary of the date of grant and then with respect to the remaining shares monthly thereafter over the next three years so that it is fully vested on the fourth anniversary of the date of grant.  This option was granted as an “inducement” award under NASDAQ Marketplace Rule 4350 and is subject to the terms and conditions of the Company’s 2004 Equity Incentive Plan as if it were granted under that plan.

In the event that the Company exceeds its revenue goal from January 1, 2009 to September 30, 2009, the Company has agreed to grant Mr. Sotnick an option to purchase 350,000 shares at a per share exercise price equal to the closing sale price of the Company’s Common Stock on the NASDAQ Stock Market on the date of grant, subject to his continued employment on such grant date.  Subject to Mr. Sotnick’s continued employment by the Company, if granted, this option would vest with respect to one-quarter of the underlying shares on the date of grant and with respect to the remaining shares in equal monthly installments over the next three years, so that it is fully vested on the third anniversary of the date of grant.

If, in the absence of a Change of Control (as defined in the Employment Agreement), Mr. Sotnick’s employment with the Company is terminated by the Company without Cause (as defined in the Employment Agreement) or he resigns his employment for “Good Reason” (as defined in the Employment Agreement) and within 60 days of his termination date he executes a release of claims satisfactory to the Company, the Company will (i) pay Mr. Sotnick 12 months’ Base Salary, less applicable withholding taxes and (ii) provide up to 12 months of continuing COBRA health coverage.

If Mr. Sotnick’s employment is terminated without Cause or if he resigns for Good Reason within a year following a Change of Control and within 60 days of his termination date he executes a release of claims satisfactory to the Company, the Company will (i) pay Mr. Sotnick 12 months’ Base Salary, less applicable withholding taxes; (ii) provide up to 12 months of continuing COBRA health coverage; and (iii) accelerate vesting of both the first option and the second option, to the extent it is granted such that they are fully vested and immediately exercisable upon Mr. Sotnick’s termination.

The forgoing summary of the Employment Agreement is qualified in its entirety by such agreement, which is incorporated by reference herein and attached to this Form 8-K as Exhibit 10.11.  Also incorporated by reference herein, as Exhibit 99.1, is the Company’s December 11, 2008 press release announcing Mr. Sotnick’s hiring.

Item 9.01                     Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.11	Employment Agreement, effective as of December 7, 2008, by and between ActivIdentity Corporation and Michael Sotnick
99.1	Press Release of ActivIdentity Corporation dated December 11, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ActivIdentity Corporation
(registrant)

Date: December 11, 2008	By:	/s/ Jacques D. Kerrest
Jacques D. Kerrest
Chief Financial Officer and
Chief Operating Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.11	Employment Agreement, effective as of December 7, 2008, by and between ActivIdentity Corporation and Michael Sotnick
99.1	Press Release of ActivIdentity Corporation dated December 11, 2008